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LINCOLN NATIONAL CORPORATION AND SUBSIDIARIES

EXHIBIT 12 - HISTORICAL RATIO OF EARNINGS TO FIXED CHARGES


                                            Three Months
                                           Ended March 31                            Year Ended December 31,
                                      ----------------------        -------------------------------------------------------
(millions of dollars)                    2002           2001          2001        2000        1999        1998        1997(4)
                                         ----           ----          ----        ----        ----      ------        ----
Income before Federal Income
Taxes, Cumulative Effect of
Accounting Changes and Minority
Interest                               $106.0         $221.1        $764.1      $836.3      $570.0      $697.4    $1,427.1
Equity Loss (Earnings) in
Unconsolidated Affiliates                  --           (0.9)         (5.7)        0.4        (5.8)       (3.3)       (2.1)
Sub-total of Fixed Charges               31.7           41.8         148.8       168.9       160.9       144.1       113.3
                                    ---------      ---------     ---------   ---------   ---------   ---------   ---------
Sub-total of Adjusted
Net Income                              137.7          262.0         907.2     1,005.6       725.1       838.2     1,538.3
Interest on Annuities &
Financial Products                      406.2          367.1       1,506.0     1,474.2     1,510.4     1,446.2     1,253.5
                                    ---------      ---------     ---------   ---------   ---------   ---------   ---------
Adjusted Income Base                    543.9          629.1       2,413.2     2,479.8     2,235.5     2,284.4     2,791.8

Rent Expense                             20.8           22.1          83.4        88.4        81.5        81.3        62.5

Fixed Charges:
Interest and Debt Expense                24.8           34.4         121.0       139.5       133.7       117.1        92.5
Rent (Pro-rated)                          6.9            7.4          27.8        29.4        27.2        27.0        20.8
                                    ---------      ---------     ---------   ---------   ---------   ---------   ---------
Sub-total of Fixed Charges               31.7           41.8         148.8       168.9       160.9       144.1       113.3
Interest on Annuities &
Financial Products                      406.2          367.1       1,506.0     1,474.2     1,510.4     1,446.2     1,253.5
                                    ---------      ---------     ---------   ---------   ---------   ---------   ---------
Sub-total of Fixed Charges             $437.9         $408.9       1,654.8     1,643.1     1,671.3     1,590.3     1,366.8
Preferred Dividends (Pre-tax)             *              *             0.1         0.1         0.1         0.1         0.2
                                    ---------      ---------     ---------   ---------   ---------   ---------   ---------
Total Fixed Charges                    $437.9         $408.9      $1,654.9    $1,643.2    $1,671.4    $1,590.4    $1,367.0

*Less than $100,000

Ratio of Earnings to Fixed Charges:
Excluding Interest on
Annuities and Financial
Products (1)                             4.34           6.27          6.10        5.95        4.51        5.82       13.57
Including Interest on
Annuities and Financial
Products (2)                             1.24           1.54          1.46        1.51        1.34        1.44        2.04
Ratio of Earnings to
Combined Fixed Charges
and Preferred Stock
Dividends (3)                            1.24           1.54          1.46        1.51        1.34        1.44        2.04

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(1) For purposes of determining this ratio, earnings consist of income before Federal income taxes, cumulative effect of accounting changes, if any, and minority interests adjusted for the difference between income or losses from unconsolidated equity investments and cash distributions from such investments, plus fixed charges. Fixed charges consist of 1) interest and debt expense on short and long-term debt and distributions to minority interest-preferred securities of subsidiary companies and 2) the portion of operating leases that are representative of the interest factor.

(2) Same as the ratio of earnings to fixed charges, excluding interest on annuities and financial products, except fixed charges and earnings include interest on annuities and financial products.

(3) Same as the ratio of earnings to fixed charges, including interest on annuities and financial products, except that fixed charges include the pre-tax earnings required to cover preferred stock dividend requirements.

(4) The coverage ratios for the year 1997 are higher than the other periods shown due to the inclusion of the gain on sale of a major subsidiary in net income.